Exhibit 10.2

INTEGRATION BONUS AND ENHANCED SEVERANCE AGREEMENT

THIS INTEGRATION BONUS AND ENHANCED SEVERANCE AGREEMENT (the “Agreement”) is entered into by and among AmCOMP Incorporated, a Delaware corporation (the “Company”), Employers Holdings, Inc., a Nevada corporation (“Parent”) and Kumar Gursahaney (the “Executive”), effective as of the date of execution of the Merger Agreement (as defined below) (the “Effective Date”).  Terms capitalized but not defined herein shall have the meanings given them in the Employment Agreement (as defined below).

WHEREAS, the Executive is employed by the Company in the position of Senior Vice President and Chief Financial Officer;

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement, dated as of August 22, 2005 (the “Employment Agreement”);

WHEREAS, the Company and Parent have entered into that certain agreement and plan of merger (the “Merger Agreement”) pursuant to which a wholly owned subsidiary of Parent will merge with and into the Company (the “Merger”) upon the closing of the Merger;

WHEREAS, the Company and. Parent recognize the importance of the Executive’s contribution and assistance in ensuring a smooth transition and integration and of the Executive’s continuation of employment through the closing of the Merger, and for a period thereafter; and

WHEREAS, the Executive desires to continue in employment and assist and cooperate in facilitating the closing of the Merger and to perform such transition and integration planning functions and duties as may be requested by the Company and Parent, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, Parent and the Executive hereby agree as follows:

1.            Term.  The Agreement shall commence on the Effective Date and shall terminate when all payments to the Executive pursuant to Sections 3 and 4 have been made (the “Term”).  The Executive’s employment with the Company shall terminate upon the date that is 60 calendar days following the closing of the Merger (the “Separation Date”).

2.            Duties.  During the Term, the Executive will be required to cooperate and otherwise use his best efforts to ensure a smooth transition and integration for a successful Merger between the Company and Parent and to perform such other transition, integration and planning functions and duties as may be assigned by the Board of Directors of the Company prior to the close of the Merger (the “Company Board”), and by the Chief Executive Officer or the Chief Financial Officer of Parent from and following the close of the Merger.

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3.            Integration Bonus.  Subject to the consummation of the Merger, and provided that the Executive satisfactorily performs his duties, as described in Section 2 above, as determined in good faith by the Company Board prior to the close of the Merger, and by the Chief Executive Officer or the Chief Financial Officer of Parent from and following the close of the Merger, and either the Executive remains employed by the Company through the Separation Date or the Executive’s employment is terminated by Parent or the Company other than for Cause on or prior to the Separation Date, the Executive will be entitled to receive a bonus (the “Integration Bonus”) in an amount equal to $110,000, payable as soon as practicable, but in no event later than, 15 calendar days following the Separation Date.

4.            Separation and Severance Payment.  The parties acknowledge and agree that the Executive’s employment with the Company shall terminate as of the Separation Date, and the Executive shall continue to be eligible to receive the severance payments and benefits subject and pursuant to the terms and conditions set forth in Section 7 of the Employment Agreement, except as modified below:

(a)
Provided that either the Executive remains employed by the Company through the Separation Date, or the Executive’s employment is terminated by the Company or Parent pursuant to clause (iv) of Section 7(a) of the Employment Agreement at any time following the closing of the Merger, then, in lieu of (and not in addition to) the payments set forth in Section 7(c) of the Employment Agreement, Parent will pay, or will cause the Company to pay to the Executive 18 months of severance pay commencing on the Separation Date; each monthly payment shall be an amount equal to the sum of (x) one-eighth the Executive’s annual Salary in effect immediately prior to such termination (i.e., an amount representing l½ months’ Salary) and (y) one-twelfth of the amount of incentive compensation and bonuses approved and accrued for the Executive in respect of the most recent fiscal year preceding such termination (the “Enhanced Merger Severance”) and Parent will provide, or will cause the Company to provide the Executive with the benefits referenced in Section 5(b) of the Employment Agreement for 18 months following the Separation Date.

(b)
In consideration for the Enhanced Merger Severance, the Executive acknowledges and agrees that he is subject to, and will continue to be subject to, the terms and conditions of the restrictive covenants set forth in Section 9 of the Employment Agreement for the 18-month period set forth therein (the “Restricted Period”).  The Executive further agrees to make himself available to the Company and Parent and to assist the Company and Parent during the Restricted Period in performing such duties as the Company or Parent may request from time to time.

(c)
Notwithstanding anything to the contrary contained in the Agreement, (i) if the Executive is determined to be a “specified employee” (within the meaning of Section 409(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)), then any portion of the Enhanced Merger Severance that is otherwise due to be paid or provided to the Executive during the first six months after the Separation Date shall, to the extent required to avoid negative tax consequences under Section 409A of the Code, be suspended and instead paid on the date that is six months and one day following the Separation Date; and (ii) the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement or the Employment Agreement unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.

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5.            Survival of the Employment Agreement.  Notwithstanding anything to the contrary contained in the Agreement, except as modified pursuant to Section 4 above, the Employment Agreement remains in effect and the Executive remains subject to the terms and conditions set forth therein.

6.            Entire Agreement.  The Agreement, together with the Employment Agreement, as hereby modified, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto and, as of the Effective Date, any prior agreements of the parties hereto in respect of the subject matter contained herein are hereby terminated and cancelled.

7.            Withholding.  All amounts payable to the Executive under the Agreement shall be subject to applicable withholding of income, wage and any other applicable taxes.

8.            Amendment or Modification; Waiver.  No provisions of the Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company, prior to the close of the Merger, and Parent from and following the close of the Merger, as may be specifically designated by the Company Board or the Board of Directors of Parent, respectively.  No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.            Law Governing.  The Agreement shall be governed by and construed in accordance with the laws of the State of Florida, except that body of law relating to choice of laws.

10.            No Right To Continued Employment.  Nothing in the Agreement shall confer upon the Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company or Parent, which are hereby expressly reserved, to discharge the Executive at any time for any reason whatsoever, with or without cause.

11.            Severability; Enforcement.  If any provision of the Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of the Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

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12.            Agreement Void if No Merger.  Notwithstanding anything to the contrary contained in the Agreement, if the Merger is not consummated, then the Agreement shall be of no further force or effect and the Executive shall have no rights to receive any amounts hereunder, including, without limitation, the benefits set forth in Sections 3 and 4.  Notwithstanding anything to the contrary contained in the Agreement, neither the Company nor Parent shall be under any obligation to consummate the Merger or any other transaction at any time.

13.            Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the Effective Date.

AmCOMP Incorporated

By:	/s/ Fred R. Lowe
	Name:	Fred R. Lowe
	Title:	Chief Executive Officer

Date:	January 31, 2008

Employers Holdings, Inc.

By:	/s/ William “Ric” Yocke
	Name:	William “Ric” Yocke
	Title:	Chief Financial Officer

Date:	January 30, 2008

Executive

/s/ Kumar Gursahaney
Kumar Gursahaney

Date:	January 31, 2008

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